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                                                                  EXHIBIT 3.1(c)

              FILED
      IN THE OFFICE OF THE
    SECRETARY OF STATE OF THE
         STATE OF NEVADA
           JUN 22 2000
           C 11395-96
DEAN HELLER, SECRETARY OF STATE


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                        ADVANCED OPTICS ELECTRONICS, INC.



         Pursuant to NRS 78.385 and 78.390, the undersigned Officer of Advanced Optics Electronics, Inc. does hereby certify:

         That the following amendment to the articles of incorporation were unanimously approved by the Board of Directors of said corporation by written consent at a meeting of the Board of Directors on January 4, 2000 and by a majority of the outstanding shares entitled to vote by Proxy and at the annual meeting on April 12, 2000.

1.       Change of Authorized Capital

         Article VI Section 1 - Capital Stock - Authorized Shares is hereby amended to read as follows:

         Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 150,000,000 shares of Common Stock at $.001 par value per share.

         This Certificate of Amendment of the Articles of Incorporation may be executed in two or more counterparts.


Signed and attested to on June 21, 2000



                            ADVANCED OPTICS ELECTRONICS,  INC.



                            By: /s/ LESLIE S. ROBINS
                                ----------------------------------------------
                                Mr. Leslie S. Robins, Executive Vice President



Attest:


/s/ ADELE WILLIAMS
--------------------
Assistant Secretary